STAR BANC
CORPORATION



425 Walnut Street
Cincinnati, Ohio 45202


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 11, 1995


TO THE SHAREHOLDERS OF STAR  BANC CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Star Banc Corporation ("Corporation") will be held at the Taft Ballroom on the third floor of the Westin Hotel, Fifth and Walnut Streets, Cincinnati, Ohio, on Tuesday, April 11, 1995 at 11:00 a.m. for the purpose of considering and acting upon the following:

	1.	To elect six directors for three-year terms ending in 1998.

	2.	To approve the Star Banc Corporation Executive Bonus Plan.

	3.	To amend Article Fourth of the Articles of Incorporation of
the Corporation to increase the number of authorized shares of common stock, $5.00 par value, from 50,000,000 to 100,000,000.

	4.	To vote on the shareholder proposal recommended by
Carpenters Local 319 Pension Trust, Roanoke, Virginia.

	5.	To vote on the shareholder proposal recommended by the
Operating Engineers Construction Industry and Miscellaneous
Pension Fund, Pittsburgh, Pennsylvania.

	6.	To transact any other business that may properly come before the Annual Meeting and any adjournment thereof.

	Shareholders who are of record at the close of business on February 28, 1995, are entitled to vote at the meeting.

	Shareholders are cordially invited to attend the meeting. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, please bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.
Whether or not you plan to attend the meeting, we urge you to complete, execute and return the enclosed Proxy in the enclosed prepaid envelope, so that your shares may be represented at the meeting. If you attend the meeting, you may, if you desire, revoke your Proxy and vote in person.



							By order of the Board of Directors
		 					             Thomas J. Lakin
							       Executive Vice President,
							  General Counsel and Secretary

Cincinnati, Ohio
March 13, 1995

YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED
PROXY PROMPTLY WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE
MEETING.

STAR BANC
CORPORATION



425 Walnut Street
Cincinnati, Ohio 45202



PROXY STATEMENT

GENERAL INFORMATION

	This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Star Banc Corporation ("Corporation") for use at the Annual Meeting of Shareholders to be held on April 11, 1995. A Notice of Annual Meeting is attached hereto and a form of proxy is enclosed. These proxy materials are first being mailed to shareholders of the Corporation on or about March 13, 1995.


THE PROXY

	The persons named as proxies were selected by the Board of Directors of the Corporation.

	When the proxies in the enclosed form are properly executed and returned, the shares they represent will be voted at the meeting. Any shareholder giving a proxy has the power to revoke or revise that proxy at any time before the meeting by written notice to the Corporation's Secretary, by executing and returning a later-dated proxy or by voting by ballot at the meeting.

	The expense of the solicitation of proxies will be borne by the Corporation. In addition to the solicitation of proxies by the use of the mails, solicitation may be made by the directors, officers and regular employees of the Corporation by telephone, telegraph or in person without additional compensation. Should the Corporation, in order to solicit proxies, request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, such organizations or individuals shall be reimbursed by the Corporation for their reasonable expenses in forwarding soliciting material to their principals and in obtaining authorization for the execution of proxies.


OUTSTANDING VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

	At the close of business on February 28, 1995, there were 29,823,920 outstanding shares of the Corporation's common stock, par value $5.00 per share ("Common Stock"). Each share will be entitled to one vote upon each matter submitted at the meeting. Only shareholders of record at the close of business on February 28, 1995 (the "Record Date") are entitled to vote at the meeting.

	The following table sets forth, as of December 31, 1994, the holdings of the only persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known by the Corporation to be the beneficial owners of more than five percent (5%) of its outstanding Common Stock.

    Name of                                 Shares Beneficially
Beneficial Owner           Address                 Owned        Percent of Class

Western Southern Life  400 Broadway              2,545,405             8.53%
Insurance Co.          Cincinnati, Ohio 45202

Star Bank, N.A. (1)    425 Walnut Street         1,584,747             5.32%
Trust Division         Cincinnati, Ohio 45201

(1)	Star Bank, N.A., acting in its fiduciary capacity under
numerous governing instruments as sole fiduciary or co-fiduciary, has sole or shared voting and/or investment decision authority over a total of 1,208,438 shares, or 4.05% of class. Star Bank, N.A. disclaims any beneficial interest in these shares held in its fiduciary capacity.

	As defined in Securities and Exchange Commission Rule 13d-3, "beneficial ownership" means that a person has voting or investment decision power over shares. It does not necessarily mean that the person enjoys any economic benefit from those shares.


	The following table sets forth, as of December 31, 1994, certain information with regard to the beneficial ownership of the Corporation's Common Stock by each director, named executive officer and nominee individually, as reported to the Corporation by those persons.


                               Shares      Shares Held Pursuant to
                            Beneficially    Deferred Compensation   Percentage
Name                          Owned(1)             Plan(4)         of Ownership

James R. Bridgeland, Jr.       3,416                  15,744           0.06%
Laurance L. Browning           7,000                       -           0.02%
Victoria B. Buyniski           3,037                     196           0.01%
Joseph A. Campanella          57,744(2)(3)                 -           0.19%
Samuel M. Cassidy            153,278(2)               11,416           0.55%
Raymond R. Clark                 783                   1,917           0.01%
V. Anderson Coombe            54,868                  22,647           0.26%
John C. Dannemiller              300                   2,309           0.01%
Richard K. Davis              16,666(2)                    -           0.06%
Jerry A. Grundhofer          108,557(2)(3)             5,740           0.38%
J.P. Hayden, Jr.             329,726(5)                    -           1.10%
Roger L. Howe                 50,080                       -           0.17%
Thomas J. Klinedinst, Jr.     14,688                       -           0.05%
Charles S. Mechem, Jr.         1,320                       -           0.00%
Daniel J. Meyer                  400                   3,715           0.01%
David M. Moffett              16,748(2)(3)                 -           0.06%
O'dell M. Owens, M.D.            500                   2,320           0.01%
Thomas E. Petry                  800                  14,259           0.05%
William C. Portman            13,086                  17,167           0.10%
Oliver W. Waddell            248,037                       -           0.83%
Bradley L. Warnemunde          1,100                   5,046           0.02%

Total                      1,082,134                 102,476           3.97%

(1)	Listed shares may also include shares held in the name of a
person's spouse, minor children, other relatives and trusts and estates as to which beneficial ownership is disclaimed.

(2)	Includes shares which may be purchased upon exercise of
presently exercisable options or options exercisable in 60 days in the following amounts: Mr. Campanella, 49,768 shares; Mr. Cassidy, 57,500 shares; Mr. Davis, 16,666 shares; Mr. Grundhofer, 100,000 shares and Mr. Moffett, 16,666 shares.

(3)	Includes the following shares which are held for the
individual's account in the Corporation's Thrift Savings 401(k)
Plan: Mr. Campanella, 2,960 shares; Mr. Grundhofer, 457 shares and Mr. Moffett, 82 shares.

(4)	Shares listed are those held pursuant to the Star Banc
Corporation Deferred Compensation Plan (the "Deferred
Compensation Plan"); under the terms of the trust in which they are held such shares are subject to creditors of the Corporation and may not be voted until released to the individual participants.

(5)	Includes shares which are owned by companies for which Mr.
Hayden serves as Chairman, CEO and director in the following amounts: The Midland Company, 109,381 shares; American Family Home Insurance Company, 100,000 shares; and American Modern Home Insurance Company, 64,000 shares.


ELECTION OF DIRECTORS

	The Corporation's Articles of Incorporation provide that the number of directors constituting the Board of Directors shall be not less than nine nor more than twenty-five as determined in accordance with the Code of Regulations from time to time. The Board of Directors is divided into three classes: Class I
(terms expire in 1996), Class II (terms expire in 1997) and
Class III (terms expire in 1995). The Articles of Incorporation also provide that nominees for each Class of the Board of Directors are to be elected to serve for a term of three years.
The Board of Directors currently consists of eighteen members, with Class I containing seven directors, Class II containing five directors and Class III containing six directors.

	At the 1995 Annual Meeting, six directors in Class III are to be elected to hold office until the 1998 Annual Meeting of Shareholders and until their successors are duly elected and qualified. All of the nominees are current directors. The persons named in the Proxy intend to vote for the election of the nominees named below. If any nominee should become unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee as Management recommends.

	Information concerning the nominees and continuing directors is set forth below:

CLASS I DIRECTORS
(Terms Expire in 1996)

	JAMES R. BRIDGELAND, JR.: born 1929, Director since 1975. Mr. Bridgeland has been a partner in the law firm of Taft, Stettinius & Hollister, counsel to the Corporation, for more than five years.

	SAMUEL M. CASSIDY: born 1932, Director since 1991. Prior to his retirement December 31, 1994, Mr. Cassidy was an Executive
Vice President of the Corporation, a position he held since
1985.  He has been a Director of Star Bank, N.A., the
Corporation's lead subsidiary, since 1980 and was that Bank's
President since 1984 and its Chief Executive Officer since 1988.

	RAYMOND R. CLARK: born 1938, Director since 1988. Mr. Clark is an Executive Vice President and a Director of Cincinnati
Bell, Inc., a telecommunications corporation.  He is also
President and Chief Executive Officer of Cincinnati Bell
Telephone Company, a wholly-owned subsidiary of Cincinnati Bell, Inc. He has served Cincinnati Bell, Inc., or its subsidiaries in an executive capacity for more than five years. Mr. Clark is also a Director of Xtek, Inc. and The Ohio National Life
Insurance Company.

	V. ANDERSON COOMBE: born 1926, Director since 1963. Mr. Coombe is Chairman of the Board, Treasurer and a Director of Wm. Powell Co. and has served that company in an executive capacity for more than five years. The Company is a manufacturer of valves. He is also a Director of Eagle-Picher Industries, Inc. and The Union Central Life Insurance Co.

	CHARLES S. MECHEM, JR.: born 1930, Director since 1968. Mr. Mechem is Commissioner of the Ladies Professional Golf
Association.  Mr. Mechem was formerly Chairman and Chief
Executive Officer of Great American Broadcasting Company. Prior to his retirement, he had served Great American and its predecessor, Taft Broadcasting Company, in an executive capacity for more than five years. Mr. Mechem is Chairman of the Board of U.S. Shoe Corporation and is a Director of The Mead
Corporation, The Ohio National Life Insurance Company, The J. M. Smucker Company and AGCO Corporation.

	O'DELL M. OWENS, M.D.: born 1947, Director since 1991. Dr. Owens has been Director of Reproductive Endocrinology and Infertility for the Christ Hospital of Cincinnati since 1986.
From 1982 to 1986, Dr. Owens was Assistant Professor of
Obstetrics and Gynecology, Director of the Division of Reproductive Endocrinology and Infertility and Assistant
Professor of Orthopedics at the University of Cincinnati Medical
Center.

	THOMAS E. PETRY: born 1939, Director since 1987. Mr. Petry is Chairman and Chief Executive Officer of Eagle-Picher Industries,
Inc., which he has served in an executive capacity for more than five years. The Company is a diversified manufacturer of industrial products. A voluntary petition under Chapter 11 of the Federal Bankruptcy Law was filed by Eagle-Picher Industries,
Inc. on January 7, 1991.  Mr. Petry is also a Director of
CINergy, Wm. Powell Co., Union Central Life Insurance Company and Insilco Corporation.


CLASS II DIRECTORS
(Terms Expire in 1997)

	LAURANCE L. BROWNING, JR.: born 1929, Director since 1970. Mr. Browning was formerly Vice Chairman of Emerson Electric Co., a manufacturer of electrical equipment and controls. Prior to his retirement, he served Emerson Electric Co. in an executive capacity for more than five years. He is also a Director of Emerson Electric Co.

	VICTORIA B. BUYNISKI: born 1951, Director since 1991. Ms. Buyniski is founder, President and Chief Executive Officer of United Medical Resources, Inc. and has served that company in an executive capacity since 1983. The Company acts as a third party administrator for self-funded medical, dental and other employee benefit plans. Ms. Buyniski is also a Director of Health Alliance and Ohio National Life Insurance Company.

	JERRY A. GRUNDHOFER: born 1944, Director since 1993. Mr. Grundhofer is Chairman, President and CEO of the Corporation, and Chairman of Star Bank, N.A. Mr. Grundhofer is also a
Director of Arete Associates, Visa U.S.A., Inc., Visa
International and the Hennegan Company and is a Trustee of Children's Hospital Medical Center.

	J. P. HAYDEN, JR.: born 1929, Director since 1973. Mr. Hayden is Chairman of the Board, Chief Executive Officer and a Director of The Midland Company and has served that company in an executive capacity for more than five years. The Company is engaged in the finance, insurance, river transportation and imprinted sportswear businesses.

	DANIEL J. MEYER: born 1936, Director since 1988. Mr. Meyer is Chairman, Chief Executive Officer and a Director of Cincinnati
Milacron, Inc., a manufacturer of factory automation equipment and systems, principally machine tools and plastics processing machinery. He has served that company in an executive capacity for more than five years. Mr. Meyer is also a Director of E.W.
Scripps Co. and Hubbell, Incorporated.


CLASS III DIRECTORS
(Nominees for Terms to Expire in 1998)

	JOHN C. DANNEMILLER: born 1938, Director since 1990. Mr. Dannemiller is Chairman, Chief Executive Officer and a Director of Bearings, Inc., a distributor of bearings, power transmission products and related specialty items. He was Executive Vice President of Bearings, Inc. from 1988 until 1990. From 1985 until 1988 he was President of Leaseway Transportation Corp., a diversified transportation company. Mr. Dannemiller is also a Director of Lamson & Sessions Co.

	ROGER L. HOWE: born 1935, Director since 1985. Mr. Howe is Chairman of the Board of U.S. Precision Lens, Inc. and has served that company in an executive capacity for more than five years. U.S. Precision Lens manufactures plastic optical components used in both industrial and consumer products. Mr.
Howe is also a Director of Cintas Corporation, U.S. Shoe Corporation, Eagle-Picher Industries, Inc. and Baldwin Piano and Organ Company.

	THOMAS J. KLINEDINST, JR.: born 1942, Director since 1993. Mr. Klinedinst is President and Chief Operating Officer of
Thomas E. Wood, Inc., a general insurance agency. He has served that company in an executive capacity for more than five years.
Mr. Klinedinst is also President and a Director of Ohio Cap
Insurance Company, Ltd.

	WILLIAM C. PORTMAN: born 1922, Director since 1985. Mr. Portman is Chairman of the Board of Portman Equipment Company which he has served in an executive capacity for more than five years. Portman Equipment Company is a distributor of material handling equipment to a wide variety of businesses.

	OLIVER W. WADDELL: born 1930, Director since 1982. Prior to his retirement December 31, 1993, Mr. Waddell was Chairman of the Board of the Corporation and Vice Chairman of Star Bank,
N.A.  Mr. Waddell is also a Director of CINergy, Ohio National
Life Insurance Company, Chiquita Brands International, Inc. and is a member of the Board of Trustees of Christ Hospital.

	DAVID B. O'MALEY: born 1946, Director since 1995. Mr. O'Maley is the Chairman, President and Chief Executive Officer of Ohio
National Life Insurance Company, a position he has held since
1994.  From 1993 to 1994, he was President and Chief Operating
Officer and from 1992 to 1993, he was Executive Vice President and Chief Marketing Officer of Ohio National Life Insurance
Company. Prior to that he was Chief Marketing Officer of Life of Virginia. Mr. O'Maley is also Chairman of the 1996 United
Way Campaign, a member of the Finance Committee of Good
Samaritan Hospital, a member of the Board of Trustees of the Cincinnati Chamber of Commerce and a Director of the Ohio
Association Life Companies.

	Certain of the nominees and continuing directors served as directors of The First National Bank of Cincinnati (now known as Star Bank, N.A.,) prior to the formation of the Corporation as a bank holding company in 1973 and as directors of the Corporation's predecessor Delaware corporation since the dates shown.


PROPOSAL FOR APPROVAL OF PERFORMANCE-BASED ANNUAL
INCENTIVE CRITERIA UNDER THE EXECUTIVE BONUS PLAN TO
PRESERVE STAR'S TAX DEDUCTION FOR PLAN AWARDS

CURRENT PLAN The Executive Bonus Plan is an annual award plan designed to provide incentive to certain senior officers of Star Banc Corporation and its affiliates (including the Named Executives herein) based upon such officers' contributions to Star's performance and profitability from year to year. The plan provides incentive awards only if Star's fully diluted earnings per share (EPS) and/or return on average assets (ROA) reach specified thresholds established by the Compensation Committee of the Board and approved by the Board of Directors at the beginning of each plan year.

A participant's maximum award opportunity is determined by the Corporation's EPS and ROA performance for the plan year. A specified percentage of this award opportunity may also be contingent upon achievement of specified credit quality criteria, and performance against individual objectives set at the beginning of the plan year. For 1995, the opportunity for a bonus award for participants will range from 14% to 125% of base salary depending on the individual's position, and the amount by which actual EPS and ROA exceeded the thresholds. The participants must be actively employed in good standing on the bonus payout date to be eligible to receive an award, except in the event of retirement, death, or disability during the plan year. Awards are paid in cash, except that 25% of the award for specified senior executives is paid in shares of Star Banc Corporation common stock. All awards are subject to review and approval of the Compensation Committee.

For 1994, the EPS target for payout under the plan was $3.65 (compared to 1993 actual of $3.30), and actual EPS performance was $3.86. The ROA target was 1.35% (compared to 1993 actual of 1.33%), and actual ROA performance was 1.41%. Awards were made to 62 senior officer participants, with the awards made to Named Executives shown in the Summary Compensation Table on page 11 in the column captioned "Bonus".

BACKGROUND FOR PROPOSAL Tax legislation enacted in 1993 provides a limit of $1 million per year on the tax deductibility of compensation paid to the chief executive officer and each of the next four highest paid executive officers unless such compensation is "performance-based," in which case it can be deducted without limit. This exclusion from the limit for performance-based bonus plans is contingent upon shareholder approval of such plans. The purpose of this proposal, then, is to preserve Star's tax deduction for awards made under its existing Executive Bonus Plan.

Should this proposal not be approved by shareholders, the Executive Bonus Plan under which the performance-based annual incentive awards are paid would remain in effect under Board authority. The Board would retain authority to develop and implement means of compensating executive officers, including the chief executive officer and the next four highest paid executive officers, for performance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE
PERFORMANCE-BASED ANNUAL EXECUTIVE BONUS PLAN.


PROPOSAL TO AMEND ARTICLE FOURTH OF THE ARTICLES
OF INCORPORATION OF THE CORPORATION TO INCREASE THE
NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

	The purpose of increasing the number of authorized shares of common stock is to provide additional shares which could be issued for corporate purposes without further stockholder approval unless required by applicable law or by the New York
Stock Exchange or any exchange on which the Corporation's shares are traded. Such purposes could include the payment of stock dividends, subdivision of outstanding shares through stock splits and effecting future acquisitions of other businesses or meeting requirements for working capital or capital expenditures through issuance of additional shares. At present, no such transactions are planned by the Corporation.

	To the extent that any additional shares may be issued on other than a pro rata basis to current shareholders, the present ownership position of current shareholders may be diluted.

	Holders of shares of common stock have no rights of appraisal or similar rights of dissenting shareholders with respect to the proposed increase in the number of authorized shares of common stock.

	The Corporation's Board of Directors submits the following resolution for consideration by the Corporation's shareholders. The Board deems approval of this resolution advisable and recommends that shareholders vote in favor of its adoption. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will be required for adoption.

	RESOLVED: That Article Fourth, Paragraph A., of the Articles of Incorporation of the Corporation as presently in effect be and is hereby amended and restated as follows:

	FOURTH: A. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred One Million (101,000,000), of which One Million (1,000,000) shares shall be shares of preferred stock without par value
(hereinafter sometimes referred to as "Preferred Stock") and One Hundred Million (100,000,000) shares shall be shares of common stock of the par value of Five Dollars ($5.00) per share (hereinafter sometimes referred to as "Common Stock").

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE
AMENDMENT TO THE ARTICLES OF INCORPORATION.

SHAREHOLDER PROPOSALS

	The Corporation has received two proposals from shareholders as set forth below. Star Banc Corporation disclaims any responsibility for the content of each proposal and statement of support, which are presented as received from the shareholders.
Under the Corporation's Articles of Incorporation, the affirmative vote of the holders of a majority of the outstanding voting shares is necessary to adopt each proposal.
Consequently, an abstention, or a broker non-vote, has the effect of a negative vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
AGAINST BOTH OF THESE PROPOSALS.


SHAREHOLDER PROPOSAL NO. 1

	Carpenters Local 319 Pension Trust, Roanoke, Virginia, has indicated that it is the beneficial holder of 300 shares of the Corporation's common stock and has given notice of its intention to present the following proposal for action at the Annual
Meeting.

	RESOLVED: That the shareholders of Star Banc Corporation ("Company") urge the Board of Directors to redeem the Preferred Stock Purchase Rights carried with the common stock unless a majority of voting shares approve of these rights at a meeting of shareholders held as soon as is practical.

SHAREHOLDER'S SUPPORTING STATEMENT

	Our Company's Preferred Stock Purchase Rights plan, commonly referred to as a "poison pill," is an extremely powerful anti-takeover device that was unilaterally adopted by Star
Banc's board of directors. We believe anti-takeover defenses like poison pills reduce shareholder value over the long-run by
(1) entrenching management, thus reducing the ability of shareholders to replace management in the event of poor performance; and (2) reducing the probability that someone will make a bid for the shares at above market value.

	While our Company's preferred stock purchase rights plan is written in complicated legal jargon, it can be explained quite simply. Absent a poison pill, a bidder for our Company would make an offer to all shareholders to buy their holdings at a fixed price above the market value. Shareholders have the option to either accept the offer and tender their shares or reject the offer if they believe the premium offered is insufficient compensation. With a poison pill in place, a bidder must receive the blessing of the board of directors prior to making an offer to shareholders. Absent that blessing, the board of directors can declare the bidder an "adverse person" and trigger the poison pill.

	Once triggered, the poison pill allows all shareholders, EXCEPT THE BIDDER, to buy shares of Company common stock at half the current market price. This will dilute the value of the bidders shareholdings by about 50%. This threat of dilution poses such a risk to a bidder, that they are forced to negotiate a takeover with the board of directors.

	The argument that a board of directors needs a poison pill in order to negotiate a better offer from bidders or prevent so-called "abusive takeover practices" is deceptive. In 1986, the Chief Economist of the U.S. Securities and Exchange
Commission issued a study entitled THE EFFECTS OF POISON PILLS
ON THE WEALTH OF TARGET SHAREHOLDERS that concluded "Overall, the evidence presented here is consistent with the view that poison pills are not in the best interest of shareholders."

	We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers (who merely act as agents for the owners), who should have the right to decide what is or is not a fair price for their shareholdings. Our Company's poison pill takes this decision away from shareholders by forcing bidders to negotiate with the board.

MANAGEMENT'S RESPONSE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST
THIS RESOLUTION FOR THE FOLLOWING REASONS:

	The Board believes that the Preferred Stock Purchase Rights Plan (the "Rights Plan") is a sound and reasonable means of protecting against unfair takeover practices and is both appropriately within its discretion and an essential exercise of its fiduciary obligations to all shareholders.

	The Rights Plan does not preclude a prospective bidder from making an offer for the Corporation. It is not intended to, and would not, prevent a change in control which the Board, in the exercise of its fiduciary duties, found to be in the best interest of the Corporation and its shareholders.

	The Rights Plan is designed to encourage any prospective bidders for the Corporation to negotiate with the Corporation's Board. The Board believes that its ability to negotiate effectively with a potential acquirer on behalf of all shareholders is significantly greater than that of the shareholders individually. A bidder who chooses to bypass the Board is pursuing its own interests and is not concerned with the interests of the other shareholders. In this regard, it is important to remember that hostile acquirers are interested in buying a company as cheaply as they can. Without the Rights Plan, the Corporation could find itself negotiating with the acquirer from a defensive posture rather than from its strongest bargaining position. While a bidder may make an offer for the Corporation's stock which is in excess of the stock's current market price, without such negotiations the premium offered may not reflect the long-term value of the Corporation.

	The Board strongly disagrees with the view that rights plans deter legitimate acquisition proposals from being made or depress the price of the stock of corporations adopting them.
The Performance Graph on page 13 of this Proxy Statement clearly demonstrates this Corporation's strong performance in increasing shareholder value.

	Moreover, studies by Georgeson & Co., a leading investor communications firm, have concluded that "(rights plans) do not prevent takeovers nor do they diminish the value of a company's stock." These studies also indicated that "companies with (rights plans) receive premiums 69% higher in takeover contests than companies without (rights plans)."

	The Corporation's Board of Directors specifically examined its fiduciary responsibilities under Ohio law when it adopted the Rights Plan in 1989. Under Ohio law the Board is responsible for managing and directing the Corporation's business and affairs. The Board believes that the adoption of the Rights
Plan was a valid exercise of that responsibility and that its recommendation to vote against this proposal is also consistent with its fiduciary duties.

	The Rights Plan was unanimously adopted by the Board of Directors, 17 of 20 of whom were outside directors. Ohio law expressly authorizes directors to adopt plans such as the Rights Plan without shareholder approval and allocates to the directors the responsibilities, which cannot be delegated to the shareholders, to select the time frame for the achievement of corporate goals and to approve any business combination or similar transaction that results in a change in control of the Corporation. The Board of Directors believes that the Rights Plan simply gives it the necessary tool to enable it to discharge this responsibility to achieve a result that is in the best interests of the Corporation and its shareholders.

	The Board may, pursuant to the terms of the Rights Plan, redeem the rights to permit an acquisition that it believes to be in the best interests of the Corporation and its shareholders.
Redemption of the rights now would strip shareholders of the protection offered by the Rights Plan and, ultimately, could reduce the Corporation's long-term value for its shareholders.

	Please note that adoption of this proposal would not, in itself, redeem the rights, but would simply amount to a request that the rights be redeemed unless approved by a majority of voting shares at a subsequent shareholders' meeting.

	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL NO. 2

	Operating Engineers Construction Industry and Miscellaneous Pension Fund, Pittsburgh, Pennsylvania, has indicated that it is the beneficial holder of 4,500 shares of the Corporation's common stock and has given notice of its intention to present the following proposal for action at the Annual Meeting.

BE IT RESOLVED: That the stockholders of Star Banc Corporation (or "Company") urge that the Board of Directors take the necessary steps, in compliance with Ohio state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

SHAREHOLDER'S SUPPORTING STATEMENT

	The Board of Directors of the Company is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interests of the Company and its shareholders. The elimination of the staggered board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually. Concerns that the annual election of all directors would leave the Company without experienced board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

	It is our belief that a company's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. While the Company's current performance may be deemed to be adequate, we believe sound corporate governance practices, such as the annual election of all directors, will impose the level of management accountability necessary to help ensure that a good performance record is attainable over the long-term. Regardless of whether a shareholder believes the current Board or management team is performing satisfactorily or not, we believe it is clearly in the best interest of the Company and its shareholders that a process be in place which allows shareholders to take definitive action as owners if they believe the Board is failing to realize the full potential of the Company's assets.

	A classified board of directors protects the incumbency of the Board of Directors and current management which in turn limits accountability to stockholders. In addition to a classified
Board, we believe the Company has the following measures in place which further protect incumbency and limit accountability to shareholders: no confidential or secret ballot proxy voting, change-in-control or golden parachute severance agreements for selected senior management and a poison pill ("shareholder rights") anti-takeover plan. We believe that allowing shareholders to annually register their views on the performance of the Board and each Director is one of the best methods to ensure that our Company will be managed in the best interest of shareholders. We urge your support for this proposal.


MANAGEMENT'S RESPONSE

	The Board of Directors unanimously recommends a vote AGAINST this resolution for the following reasons:

	The Corporation has had a staggered board since first authorized by the shareholders in 1983, and it has worked well. In 1988, shareholders against authorized the use of a classified board by approving a change in the state of incorporation through merger of the Delaware corporation into a new Ohio corporation, whose Articles of Incorporation provided for its directors to be divided into three classes.

	The Board believes that the success of the Corporation in producing long term shareholder value, as reflected in dividend growth and capital appreciation, requires long term and strategic planning, capital commitments and careful and consistent application of financial and other resources. In the opinion of the Corporation's Board, a classified Board of Directors facilitates continuity and stability of leadership and policy by assuring that experienced personnel familiar with the Corporation and its business will be on the Board of Directors at all times. The classified Board of Directors is also intended to prevent precipitous changes in the composition of the Corporation's Board and serves to moderate corresponding precipitous changes in the Corporation's policies, business strategies and operations. Board classification is intended to encourage any person seeking to acquire control of the Corporations to initiate such an action through arm's length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction which is in the best interests of the Corporation and fair to all of the Corporation's shareholders.

	Election of directors by classes is a common practice that has been adopted by many public companies. It is specifically authorized by laws of many states, including the State of Ohio, as well as by the rules of the New York Stock Exchange.

	The Corporation's Board of Directors currently consists of 18 members, 15 of whom are not current or former employees of the Corporation or any of its banking subsidiaries.

	The Board of Directors recently established a Governance Committee consisting entirely of outside directors charged, among other things, with the responsibility to periodically assess and evaluate the performance of the Chairman of the Board, the Chief Executive Officer and individual directors. These evaluations will be used, in part, to determine whether the Committee shall recommend that directors be nominated for reelection. The Board of Directors believe that these practices and procedures are further evidence of their commitment to sound corporate governance.

	Please note that adoption of this proposal would not, in itself, "declassify" the Board of Directors, but would simply amount to a request that the Board take the "necessary steps" to accomplish such results.

	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.


COMPENSATION COMMITTEE REPORT

	The Compensation Committee of Star Banc Corporation is composed entirely of independent outside directors and is responsible for setting corporate compensation policy.

	Base salaries of all executives except Mr. Grundhofer were determined by the Compensation Committee using senior management's recommendations. Salaries were decided based on individual performance, and industry standards as determined in the Hewitt Associates Compensation Survey and information from regional bank holding companies.

	The Corporation's policy for bonus compensation is as defined in the Executive Bonus Plan. Please see the discussion and the Executive Bonus Plan included in this Proxy Statement for additional information. The purpose of the Executive Bonus Plan is to reward the achievement of Corporate financial objectives established in advance by the Compensation Committee. The performance measures for determining plan awards include fully diluted earnings per share (EPS), return on average assets
(ROA), credit quality and individual performance against objectives. The plan provides awards, however, only if the Corporation's EPS and ROA reach specified thresholds established by the Compensation Committee and approved by the Board of Directors at the beginning of each plan year. The opportunity for a bonus award for the Named Executives in 1994 ranged from 20% to 125% of base salary depending on the individual's position, and the amount by which actual EPS and ROA exceeded the thresholds set. The initial threshold for a bonus award was $3.40 EPS and 1.25% ROA, which would have resulted in record net income for the Corporation. Actual EPS was $3.86 and actual ROA was 1.41%. Bonuses were paid in cash only for all but 11 executives (who comprised the Management Committee of the Corporation), whose bonuses were paid 75% in cash and 25% in the Corporation's common stock.

	The purpose of the Corporation's Stock Incentive Plan is to incent long-term growth in the Corporation's shareholder value. Stock options are granted pursuant to the plan, using guidelines which include corporate performance, individual responsibilities and performance, and competitive indices including the Hewitt Associates Compensation Survey and information from regional bank holding companies. 1994 options are subject to a vesting schedule with full vesting four years from the date of grant.

	Mr. Grundhofer's compensation was determined by the Compensation Committee and approved by the Board. His current annual base salary of $600,000 was established under the terms of his employment agreement with the Corporation, and is consistent with industry standards as determined from the Hewitt Associates Compensation Survey. His bonus was based on the same criteria as that described previously. He was granted 60,000 options on June 14, 1994 exercisable pursuant to a 4-year vesting schedule at a grant price of $38.00; and 60,000 options on December 13, 1994 exercisable pursuant to a 4 year vesting schedule at a grant price of $33.875.

	The goal of the Corporation's compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value.

Compensation Committee of
Star Banc Corporation Board of Directors

Laurance L. Browning, Jr.      J.P. Hayden, Jr.         Roger L. Howe
Daniel J. Meyer                Thomas E. Petry          William C. Portman

The following tables list information as to compensation received for services by the Chief Executive Officer and the next four highest compensated executive officers of the Corporation in all capacities to the Corporation and its subsidiaries during the year ended December 31, 1994.

SUMMARY COMPENSATION TABLE
                                                                       Long Term
                                          Annual Compensation        Compensation   All Other
Name and                             Salary      Bonus      Other       Options   Compensation
Principal Position          Year     ($)(1)     ($)(2)       ($)          (#)         ($)

Jerry A. Grundhofer         1994    575,192    718,990    113,674(3)    120,000    11,319(6)
Chairman, President, Chief  1993    304,615    190,743    170,271       200,000     1,980
Executive Officer and       1992(11)   -          -             -          -            -
Director of the Corporation
and Chairman of
Star Bank, N.A.

Samuel M. Cassidy           1994    310,000    316,200          -          -       41,640(7)
Executive Vice President    1993    300,385    150,282          -         7,500    10,110
and Director of the         1992    300,769    120,154          -        31,200     8,728
Corporation and President
and Chief Executive Officer
of Star Bank, N.A.

Richard K. Davis            1994    225,000    229,500    105,359(4)     20,000       832(8)
Executive Vice President    1993(12)   -          -             -          -            -
of the Corporation          1994(13)   -          -             -          -            -

David M. Moffett            1994    225,000    229,500     76,650(5)     20,000     2,668(9)
Executive Vice President    1993(12)   -          -             -          -            -
and Chief Financial Officer 1992(13)   -          -             -          -            -
of the Corporation

Joseph A. Campanella        1994    220,000    224,400          -        10,000     7,432(10)
Executive Vice President    1993    220,000    110,207          -        18,000     7,392
of the Corporation          1992    197,616     78,585          -        23,400     5,894

(1)	Includes amounts deferred at the direction of the executive
officer pursuant to the Star Banc Corporation Thrift Savings
401(k) Plan and the Star Banc Corporation Deferred Compensation
Plan, as amended and restated through April 14, 1992.

(2)	Reflects bonus earned during the fiscal year.  In some
instances all or a portion of the bonus was paid during the next fiscal year.

(3)	Includes a tax gross-up of $36,121 for taxable fringe
benefits.

(4)	Includes $100,066 in relocation expenses.

(5)	Includes a tax gross-up of $25,419 for taxable fringe
benefits and $35,015 in club initiation and membership fees.

(6)	Includes $9,240 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $2,079 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term coverage.

(7)	Includes $9,240 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $1,134 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term coverage. Includes $31,266 of a one-time nonqualified pension payment.

(8)	Includes $832 split dollar life insurance premium.  Split
dollar insurance premiums are based on the cost of equivalent group term coverage.

(9)	Includes $1,817 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $851 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term coverage.

(10)	Includes $6,600 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $832 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term coverage.

(11)	Mr. Grundhofer was not employed by the Corporation in 1992.

(12)	Mr. Davis and Mr. Moffett were not listed in the Summary
Compensation Table in 1993.

(13)	Mr. Davis and Mr. Moffett were not employed by the
Corporation in 1992.

OPTION GRANTS IN LAST FISCAL YEAR
         (a)            (b)              (c)                (d)             (e)          (f)(1)
                                  % of Total Options
  Individual Grants    Options   Granted to Employees   Exercise or     Expiration     Grant date
        Name         Granted (#)    in Fiscal Year     base price ($)      Date     present value ($)

Jerry A. Grundhofer     60,000           13.10            $38.00          06/11/04      $447,300
                        60,000           13.10            $33.875         12/10/04      $298,920
              TOTAL    120,000           26.20                                          $746,220

Samuel M. Cassidy         -                -                 -                -             -
Richard K. Davis        20,000            4.40            $33.875         12/10/04       $99,640
David M. Moffett        20,000            4.40            $33.875         12/10/04       $99,640
Joseph A. Campanella    10,000            2.20            $33.875         12/10/04       $49,820

(1)	Grant date option values calculated through use of the
"Black Scholes" option pricing model. Values are calculated assuming risk free rates of return of 7.3% and 7.8%, dividend growth rate of 9.7% annually, volatility rates of 16.8% and 19.8% and quarterly reinvestment of dividends. No adjustments have been made for nontransferability or risk of forfeiture.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
AND YEAR END OPTION VALUE
       (a)                 (b)             (c)                 (d)                       (e)
                                                            Number of             Value of unexercised
                                                           unexercised            in the money options
                     Shares acquired  Value realized    options 12/31/94 (#)          12/31/94 ($)
Name                 on exercise (#)       ($)       Exercisable/Unexercisable  Exercisable/Unexercisable

Jerry A. Grundhofer         -               -            100,000 / 220,000            0 / $150,000
Samuel M. Cassidy           -               -               57,500 / 0               $296,188 / 0
Richard K. Davis            -               -             16,666 / 53,334         $35,415 / $120,835
David M. Moffett            -               -             16,666 / 53,334         $31,249 / $112,501
Joseph A. Campanella        -               -             49,768 / 23,501         $359,465 / $46,939

	Stock Performance Chart. The following chart compares the yearly percentage change in the cumulative total shareholder return on the Corporation's common stock during the five years ended December 31, 1994 with the cumulative total return on the Keefe, Bruyette & Woods, Inc., 50 Bank Stock Index and the Standard & Poor's 500 Stock Index. The comparison assumes $100 was invested on January 1, 1990 in the Corporation's Common
Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                   1989    1990     1991     1992     1993     1994

Star Banc Corp   $100.00  $80.35  $125.32  $186.34  $186.99  $201.63
KBW 50 Index     $100.00   71.81   113.67   144.84   152.86   145.06
S&P 500          $100.00   96.89   126.41   136.04   149.82   151.77

	Defined Benefit Pension Plan. Compensation in the form of payments from the Corporation's non-contributory, defined benefit pension plan is not included in the compensation tables above. Substantially all employees are eligible to receive benefits from this pension plan, which are based upon average base salary during the five consecutive calendar years in which compensation was the highest and upon the employee's years of service, with a normal retirement age of 65 and five years of plan participation. The 1995 total of annual payments as a life annuity with 120 guaranteed payments (exclusive of Social Security) from the pension plan may be individually estimated using the following information.


                                  YEARS OF SERVICE
CURRENT
ANNUAL
EARNINGS          10          15          20          25          30         35
  125,000       15,697      23,546      31,395      39,243      47,092     54,941
  150,000       19,107      28,660      38,213      47,767      57,320     66,873
  175,000       22,516*     33,774*     45,032*     56,291*     67,549*    78,807*
  200,000       25,926*     38,889*     51,851*     64,814*     77,777*    90,740*
  225,000       29,335*     44,003*     58,670*     73,338*     88,006*   102,673*
  250,000       32,745*     49,117*     65,489*     81,861*     98,234*   114,606*
  300,000       39,564*     59,345*     79,127*     98,909*    118,691*   138,472*
  400,000       53,201*     79,802*    106,403*    133,003*    159,604*   186,204*
  450,000       60,020*     90,030*    120,041*    150,051*    180,061*   210,071*
  500,000       66,839*    100,259*    133,678*    167,098*    200,517*   233,937*
  550,000       73,658*    110,487*    147,317*    184,146*    220,975*   257,804*
  600,000       80,477*    120,716*    160,954*    201,193*    241,431*   281,670*
  700,000       94,115*    141,172*    188,230*    235,287*    282,345*   329,402*
  800,000      107,753*    161,629*    215,506*    269,382*    323,258*   377,135*
  900,000      121,391*    182,086*    242,781*    303,477*    364,172*   424,867*
1,000,000      135,029*    202,543*    270,057*    337,571*    405,086*   472,600*
1,100,000      148,666*    223,000*    297,333*    371,666*    445,999*   520,332*
1,200,000      162,304*    243,456*    324,608*    405,761*    486,913*   568,065*
1,300,000      175,942*    263,913*    351,884*    439,855*    527,826*   615,797*
1,400,000      189,580*    284,370*    379,160*    473,950*    568,740*   663,530*
1,500,000      203,218*    304,827*    406,436*    508,044*    609,653*   711,262*

* The above benefits do not reflect the $150,000 compensation limit or the $111,189 annual benefit limit which apply under Federal law.

	The benefits in the shaded area do not reflect the $150,000 compensation limit or the $111,189 annual benefit limit which apply under Federal law. The actual benefits payable from the qualified pension plan will take into account these limits, and will be adjusted accordingly as the limits are adjusted each year. Also, these benefits were estimated using a five year average of compensation determined from the "Current Annual Earnings" shown above.

	For purposes of computing benefits under this Plan, on December 31, 1994, Mr. Grundhofer had 1 year of credited service;
Mr.Cassidy, 36; Mr. Campanella, 7; Mr. Davis, 1; and Mr.
Moffett, 1.

	Non-Qualified Retirement Plan. Compensation in the form of payments from the Corporation's non-contributory, non-qualified retirement plan to the extent that it replaces income lost due to legislated limits on benefits and compensation is included in the above table. The plan provides vested supplemental retirements to certain officers of the Corporation so that participants receive a combined pension benefit under the qualified and non-qualified plans at one of two levels. Participants approved for the first level receive benefits equal to those which would have been payable in the absence of legislated limits on compensation and benefits. Participants eligible for the second level of augmented combined benefits under the qualified, non-qualified and certain other prior employer plans as a percentage of final average compensation
(base plus bonus) include Messrs. Grundhofer, Cassidy,
Campanella, Davis, Moffett and certain other executive officers.
 Eligibility for such augmented benefits is determined by the Compensation Committee of the Board of Directors based on individual performances and level of responsibility. The 1995 total of annual payments as a life annuity with 120 guaranteed payments at the augmented level (less benefits replaced due to the application of legislated limits) may be individually estimated using the following table.

                          YEARS OF SERVICE
CURRENT
ANNUAL
EARNINGS      10       15       20       25       30       35

  125,000   52,492   44,643   36,794   28,946   21,097   13,248
  150,000   62,720   53,167   43,614   34,060   24,507   14,954
  175,000   72,949   61,691   50,433   39,174   27,916   16,658
  200,000   83,177   70,214   57,252   44,289   31,326   18,363
  225,000   93,406   78,738   64,071   49,403   34,735   20,068
  250,000  103,633   87,261   70,889   54,517   38,144   21,722
  300,000  124,090  104,309   84,527   64,745   44,963   25,182
  400,000  165,004  138,403  111,802   85,202   58,601   32,001
  450,000  185,461  155,451  125,440   95,430   65,420   35,410
  500,000  205,917  172,497  139,078  105,658   72,239   38,819
  550,000  226,375  189,546  152,716  115,887   79,058   42,229
  600,000  246,831  206,592  166,354  126,115   85,877   45,638
  700,000  287,745  240,688  193,630  146,573   99,515   52,458
  800,000  328,658  274,782  220,905  167,029  113,153   59,276
  900,000  369,572  308,877  248,182  187,486  126,791   66,096
1,000,000  410,485  342,971  275,457  207,943  140,428   72,914
1,100,000  451,399  377,065  302,732  228,399  154,066   79,733
1,200,000  492,313  411,161  330,009  248,856  167,704   86,552
1,300,000  533,226  445,255  357,284  269,313  181,342   93,371
1,400,000  574,140  479,350  384,560  289,770  194,980  100,190
1,500,000  615,053  513,444  411,835  310,227  208,618  107,009

Employment Agreements. The Corporation has entered into employment agreements with severance benefits with Messrs.
Grundhofer, Davis, Moffett and Campanella and certain other officers of the Corporation. The agreements are designed to enhance the Corporation's ability to attract and retain high caliber senior management at a time when mergers and acquisitions are common in the financial services industry. In general, the agreements provide for the payment of a lump sum benefit to the officer, including a gross-up for federal income tax purposes if necessary pursuant to Section 280G of the Internal Revenue Code, plus the continuation of certain medical and insurance benefits, in the event that the officer's employment is terminated involuntarily by the Corporation, or voluntarily by the officer for good reason, following a Change in Control of the Corporation during the officer's protected period. Change in Control is defined in the document and includes certain mergers, sales of assets or tender offers.

	Among other things, Mr. Grundhofer's agreement provides for severance benefits of three times salary and bonus in the event of a qualified termination during his Employment Period (either before or following a Change in Control), and full vesting under the Non-Qualified Retirement Plan in the event of a qualified termination following a Change in Control. In addition, Mr. Grundhofer's agreement provides for the granting of past employer service credit for vesting purposes under the Non-Qualified Retirement Plan upon three years of service.
Messrs. Davis, Moffett and Campanella have agreements which provide for lump sum benefits of three times salary and bonus in the event of a qualified termination following a Change in Control during the officer's protected period.


	Retention Agreements. The Corporation has entered into retention agreements with Messrs. Davis, Moffett and Campanella.
 The agreements are designed to enable the Corporation to maintain, reward and encourage continuity and excellence in senior management. The agreements provide for a lump sum payment in the event that the executive remains in good standing in his position with the Corporation for a specified period of time. The agreements provide, respectively, for payments of $350,000 to Mr. Davis, $350,000 to Mr. Moffett, and $200,000 to
Mr. Campanella if each executive is actively employed with the Corporation on January 1, 2000.


COMPENSATION OF DIRECTORS

	In 1994, each director of the Corporation who was not an officer of the Corporation or a subsidiary, received an annual retainer fee of $8,000 plus a fee of $1,500 for each meeting of the Board of Directors attended and a fee of $750 for each committee meeting attended.


CORPORATE GOVERNANCE INFORMATION

	The Board of Directors held seven meetings in 1994.

	The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Governance Committee.

	The Executive Committee held ten meetings in 1994. The Committee has the authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The current members of the Executive Committee are Messrs. Bridgeland, Cassidy, Grundhofer, Hayden, Howe, Petry, Portman and Waddell.

	The Audit Committee held three meetings in 1994 and reviewed the work of Arthur Andersen LLP, the Corporation's outside independent auditor for 1994. The Committee reviews recommendations on various matters made by Arthur Andersen LLP and action taken by management and the Corporation's internal auditor to implement these recommendations. The Committee also considers the proposals of Arthur Andersen LLP for the scope of the audit to be performed for the Corporation and its subsidiaries and their proposed fees for this work. The
Committee recommends action to the Board of Directors of the Corporation in connection with all the above matters. The current members of the Audit Committee are Messrs. Clark, Coombe, Dannemiller, and Hayden.

	The Compensation Committee sets policy for compensation, reviews the recommendations of the Chief Executive Officer as to compensation for officers, establishes the compensation of the Chief Executive Officer and approves eligibility for benefits under the Corporation's non-qualified retirement plan. It also administers the Corporation's Stock Incentive Plans. The Compensa-tion Committee held five meetings in 1994. The current members of the Compensation Committee are Messrs. Browning, Hayden, Howe, Meyer, Petry, and Portman.

	The Governance Committee held one meeting in 1994. The Committee was created to administer the affairs of the Board of Directors, to evaluate current directors, and to nominate new directors. The current members of the Governance Committee are Messrs. Bridgeland, Browning, Dannemiller, Hayden and Portman. Shareholders who wish to suggest director nominees should contact the Committee by mail at the Corporate Headquarters.

	All Directors except Mr. Hayden and Mr. Mechem attended at least 75% of the aggregate of the number of regular and special meetings of the Board of Directors held during 1994 and all committees of the Board on which the director served during the 1994 calendar year.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

	Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, any shareholder who wishes to include a proposal for shareholder action in next year's Proxy Statement must submit such proposal to the Corporation (along with other information called for in Rule 14a-8) no later than November 9, 1995. The Corporation will at the time of any such submission determine whether or not the proposal is proper for inclusion in the Proxy Statement.


INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

	Some of the directors and executive officers of the Corporation, and the companies with which they are associated, were customers of and had various transactions with the Corporation's subsidiary banks in the ordinary course of business during 1994. All loans, loan commitments and sales of notes included in these transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

	Mr. Bridgeland, a Director of the Corporation, is a partner in the law firm of Taft, Stettinius & Hollister, counsel to the Corporation.

	Ms. Buyniski, a Director of the Corporation, is President and Chief Executive Officer of United Medical Resources, Inc., which acts as third party administrator for some of the medical plans offered by the Corporation and its subsidiaries.

	Mr. Klinedinst, a Director of the Corporation, is President and Chief Operating Officer of Thomas E. Wood, Inc., which provides insurance brokerage services to the Corporation.

	Mr. O'Maley, a Director of the Corporation, is Chairman,
President and Chief Executive Officer of Ohio National Life
Insurance Company, which provides life insurance for the Corporation's employees.


INDEPENDENT AUDITORS

	The Board of Directors appointed Arthur Andersen LLP as independent auditors of the Corporation and its subsidiaries for the year 1994. The Corporation anticipates that Arthur Andersen LLP will be appointed independent auditors for 1995 at the regular meeting of the Board of Directors to be held in April.

	Representatives of Arthur Andersen LLP will be present at the Annual Meeting serving as inspectors of election. They will have an opportunity to make a statement if they desire to do so, and they will also be available to respond to questions raised at the meeting.

OTHER BUSINESS

	The Board of Directors knows of no other matters to be presented at the Annual Meeting. However, if any other matters do come before such meeting, or an adjournment thereof, the Board of Directors intends that the holders of the proxies will vote thereon in accordance with the recommendation of Management.


								By order of the Board of Directors
								             Thomas J. Lakin
								       Executive Vice President,
								 General Counsel and Secretary

Cincinnati, Ohio
March 13, 1994



YOU MAY REQUEST A COPY OF THE FORM lO-K ANNUAL REPORT FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION (LESS EXHIBITS)  BY
CALLING (513) 632-4008 OR WRITING TO DAVID M. MOFFETT, EXECUTIVE
VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, STAR BANC
CORPORATION, 425 WALNUT STREET, CINCINNATI, OHIO 45201.


<APPENDIX> Proxy Card
	STAR BANC CORPORATION					Proxy

THIS PROXY IS SOLICITED BY MANAGEMENT ON BEHALF OF THE BOARD OF
DIRECTORS.

The undersigned hereby appoints Jerry A. Grundhofer and Thomas
J. Lakin or either of them with full power of substitution, proxies of the undersigned to vote at the Annual Meeting of Shareholders of Star Banc Corporation to be held at the: Westin Hotel, Taft Ballroom, 3rd Floor, Fifth and Vine Streets, Cincinnati, Ohio, on Tuesday, April 11, 1995, at 11:00 a.m., and at any adjournment thereof, all the shares of the Corporation the undersigned would be entitled to vote if personally present, and hereby revokes any proxy previously given.


                                           SHARES



                                  Continued on reverse side


Management Recommends a Vote FOR Issue 1
1.  Election of Directors for a Three-Year Term Ending in 1998
    John C. Dannemiller         For   Against  Roger L. Howe      For    Against
    Thomas J. Klinedinst, Jr.   For   Against  William C. Portman For    Against
    Oliver W. Waddell           For   Against  David B. O'Maley   For    Against
Management Recommends a Vote FOR Issue 2
2.  To approve the Star Banc Corporation Executive Bonus Plan to pay incentives to senior officers only in the event that
specified performance thresholds are met.
                                                         For   Against   Abstain
Management Recommends a Vote FOR Issue 3
3. To amend Article Fourth of the Articles of Incorporation of the Corporation to increase the number of authorized shares of common stock from fifty million (50,000,000) shares to one hundred million (100,000,000) shares.

                                                         For   Against   Abstain
Management Recommends a Vote AGAINST Issue 4
 4.  To adopt the shareholder proposal to urge the Board of
Directors to redeem the Preferred Stock Purchase Rights carried with the common stock unless a majority of voting shares approve of these rights at a meeting of shareholders held as soon as is practical.
                                                                  For    Against
Management Recommends a Vote AGAINST Issue 5
5.  To adopt the shareholder proposal to urge the Board of
Directors to take the necessary steps, in compliance with Ohio state law, to declassify the Board of Directors for the purpose of director elections.  The Board declassification shall be done in a manner that does not affect the unexpired terms of
directors previously elected.
                                                                  For    Against
6. At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted in accordance with management's recommendations.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a parternship, please sign in partnership name by authorized person.

NAME                        DATE      NAME                      DATE

</APPENDIX>